Olshan Grundman From Rosenzweig & Wolosky LLP
                                505 Park Avenue
                            New York, New York 10022






                                                     July 12, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


                  Re:      Active Apparel Group, Inc. -
                           Registration Statement on Form S-8
                           ----------------------------------


Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-8 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by Active Apparel Group, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to an aggregate of 444,300 shares (the "Shares") of common stock, par value $.002 per share of the Company. The Shares will be issued and sold by the Company in accordance with the Company's 1993 Stock Option Plan and the 1995 Non-Employee Director Stock Option Plan (collectively referred to as the "Plans").

                  We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company, the Plan and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

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Securities and Exchange Commission
July 12, 1999
Page -2-


                  Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth under their respective Plans, will be duly and validly issued, fully paid and non-assessable.

                  We are members of the bar of the State of New York. Accordingly, this opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. Insofar as the opinion expressed above relates to matters that are governed by the laws of the State of Delaware, our investigation of the applicable law has been limited exclusively upon our review of what we believe to be the relevant provisions of the General Corporation Law of the State of Delaware.

                  We hereby  consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.



                              Very truly yours,


                              /s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP